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                                                                  Exhibit (b)(2)

                         EXCELSIOR INSTITUTIONAL TRUST

            Amendment of By-Laws as adopted at the Regular Meeting
                  of the Board of Trustees held July 28, 2000

     RESOLVED, that Article II of Excelsior Institutional Trust's By-Laws be, and hereby is, amended and restated to include the following additional section:

          Section 3. Retirement. Effective July 28, 2000, each trustee shall
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retire and no longer serve as a trustee as of the last day of the calendar year during which such trustee attains seventy-five (75) years of age (the "Effective Date"); provided that, each existing trustee who is age seventy-five (75) or older as of the date hereof shall be permitted to serve a one-year term from the date hereof. Resignations of trustees shall be confirmed by a signed written instrument delivered to the President, Secretary, Assistant Secretary or trustees on or before the Effective Date.